EXHIBIT 10.1

Travelzoo Inc.
590 Madison Avenue, 21st Floor
New York, NY 10022

Fax number for Insertion orders (650) 943-2433

Insertion Order

Insertion Order #:	10690	Date:	8/4/2004

Advertiser:	Orbitz, LLC

Contact Information:	Mike Stein	Bill To:	Orbitz, LLC
	Orbitz, LLC		Attn: Accounts Payable
	200 South Wacker Drive		200 South Wacker Drive
	Suite 1900		Suite 1900
	Chicago, IL 60606		Chicago, IL 60606
Phone: (312) 894-4748
Fax: (413) 513-2141
mstein@orbitz.com

Sales Contact:	Holger Bartel	Producer:	Steve Clarke
	Phone: (650) 943-2411		Phone: (650) 943-2419
	hbartel@travelzoo-inc.com		sclarke@travelzoo-inc.com

Advertising Program

Flight Dates:                     8/1/2004 — 7/31/2005

Placements:	Fee:
* clicks from SuperSearch	$*
* clicks from Travelzoo sites and/or email products (eg., Top 20, Newsflash) (August 2004 through January 2005)	$*
* clicks from Travelzoo sites and/or email products (eg., Top 20,
Newsflash) (February 2005 through July 2005)	$*
TOTAL MAXIMUM NET INVESTMENT	$*

Notes:

This is a cost-per-click agreement. Travelzoo will invoice Advertiser on the last day of each month during the term of this agreement for click-throughs actually delivered. Standard Billing terms: Net 30 days from receipt of invoice (with approved credit).

This is a cost-per-click agreement. Travelzoo will invoice Advertiser for clicks actually delivered.

Clicks from SuperSearch are invoiced at $* per click, and estimated clicks are * — * clicks per month during 2004, and * — * per month during 2005. Advertiser may change the cost-per-click for SuperSearch on the first day of each month; however a 3-day advance notice is required to do so.

Clicks from all other advertisements on Travelzoo, including text and/or graphic ads (e.g. buttons) will be invoiced at $* per click. Clicks are estimated at * — * per month for August 2004 through January 2005; and at * per month for February 2005 through July 2005.

Advertiser understands that actual clicks each month may be either below or above estimated clicks as set forth above. Advertiser will pay for actual clicks delivered each month, provided that total payments during the term of this agreement shall not exceed $*.

Travelzoo Inc. 590 Madison Avenue, 21st Floor, New York, NY 10022	Page of 3
Fax number for insertion orders (650) 943-2433

Terms and Conditions for Insertion Order #10690
Orbitz Advertising with Travelzoo from August 1, 2004 through July 31, 2005

The following terms and conditions (the “General Terms”) shall be deemed to be incorporated into insertion order/advertising agreement #10690 (the “Insertion Order”):

1.	Terms of Payment. This is a pay-per-click agreement, and Advertiser will be billed only for click-throughs actually delivered. Travelzoo will invoice Advertiser on the last day of each month during the term of this agreement for click-throughs actually delivered, as set forth in the Insertion Order; provided, however that the total payments during the term of this agreement shall not exceed $*. Payment shall be made to Travelzoo within thirty (30) days from the date of receipt of invoice (“Due Date”). Amounts paid after the Due Date shall bear interest at the rate of one percent (1%) per month (or the highest rate permitted by law, if less). In the event Advertiser fails to make timely payment, Advertiser will be responsible for all reasonable expenses (including attorneys’ fees) incurred by Travelzoo in collecting such amounts. Travelzoo reserves the right to suspend performance of its obligations hereunder (or under any other agreement with Advertiser) in the event Advertiser fails to make timely payment hereunder or under any other agreement with Travelzoo,

2.	Positioning. Except as otherwise expressly provided in the Insertion Order, positioning of advertisements on Travelzoo is at the sole discretion of Travelzoo. Travelzoo may, at its sole discretion, remove from the Insertion Order (and substitute with similar inventory) any keyword or category page that it believes to be a trademark, trade name, company name, product name or brand name belonging to or claimed by a third party.

3.	Usage Statistics. Unless specified in the Insertion Order, Travelzoo makes no guarantees with respect to usage statistics or levels of impressions for any advertisement. Advertiser acknowledges that delivery statistics provided by Travelzoo are the official, definitive measurements of Travelzoo’s performance on any delivery obligations provided in the Insertion Order. The processes and technology used to generate such statistics can be audited by the advertiser or an independent agency. Click-throughs will also be tracked and reported by Advertiser’s third party ad server, and Travelzoo will be given access to all third party numbers continuously throughout the length of this agreement. In the event there is a discrepancy of greater than 5% between the click-throughs reported by Travelzoo and the click-throughs reported by advertiser’s third party ad server for any month (“Discrepancy”), Advertiser’s payment obligation shall be reduced by an amount equal to the Discrepancy (provided that Advertiser shall provide documentation of such Discrepancy with its payment).

4.	Renewal. Except as expressly set forth in the Insertion Order, any renewal of the Insertion Order and acceptance of any additional advertising order shall be upon mutual agreement only, and acceptance of any additional advertising order shall be at Travelzoo’s sole discretion. Pricing for any renewal period is subject to change by Travelzoo from time to time prior to the commencement of such renewal period.

5.	No Assignment or Resale of Ad Space. Neither party shall resell, assign, or transfer any of its rights hereunder without the prior approval of the other party, and any attempt to resell, assign or transfer such rights without such approval shall result in immediate termination of this contract, without liability to the terminating party.

6.	Limitation of Liability. In the event (1) Travelzoo fails to publish an advertisement in accordance with the schedule provided in the Insertion Order, (2) Travelzoo fails to deliver the number of total page views specified in the Insertion Order (if any) by the end of the specified period, or (3) of any other failure, technical or otherwise, of such advertisements to appear as provided in the Insertion order, the sole liability of Travelzoo to Advertiser shall be limited to, at Travelzoo’s sole discretion, a pro rata refund of the advertising fee representing undelivered page views, placement of the advertisement at a later time in a comparable position, or extension of the term of the Insertion Order until total page views are delivered. In no event shall Travelzoo be responsible for any consequential, special, punitive or other damages, including, without limitation, lost revenue or profits, in any way arising out of or related to the Insertion Order/General Terms or publication of the advertisement, even if Travelzoo has been advised of the possibility of such damages. Without limiting the foregoing, Travelzoo shall have no liability for any failure or delay resulting from any governmental action, fire, flood, insurrection, earthquake, power failure, riot, explosion, embargo, strikes whether legal or Illegal, labor material shortage, transportation interruption of any kind, work slowdown or any other condition beyond the control of Travelzoo affecting production or delivery in any manner. Except for each party’s indemnification obligations hereunder, in no event shall either party’s liability exceed the total amount paid by advertiser hereunder.

7.	Advertisers Representations; Indemnification. Travelzoo shall use commercially reasonable efforts to ensure the advertisements are not placed in any context that harms the goodwill or reputation of Advertiser or that disparages or brings Advertiser into disrepute. Including, but not limited to web sites that contain indecent, illegal, misleading, harmful, abusive, harassing, libelous, defamatory, or other offensive materials. If Advertiser requests that its advertisements be removed from or not placed in any such context, Travelzoo will use commercially reasonable efforts to comply with such request promptly. Advertiser agrees, at its own expense, to indemnify, defend, and hold harmless Travelzoo and its employees, representatives, agents and affiliates, against any and all expenses and losses of any kind (including reasonable attorneys’ fees and costs) incurred by Travelzoo in connection with any third-party claims, administrative proceedings or criminal investigations of any kind arising out of the content of the advertisement and/or any material, product or service of Advertiser to which users can link through the advertisement (including, without limitation, any claim of trademark or copyright infringement, defamation, breach of confidentiality, privacy violation, false or deceptive advertising or sales practices). ). Travelzoo agrees, at its own expense, to indemnify, defend, and hold harmless Advertiser and its employees, representatives, agents and affiliates, against any and all expenses and losses of any kind (including reasonable attorneys’ fees and costs) incurred by Advertiser in connection with any third-party claims, administrative proceedings or criminal investigations of any kind arising out: (a) of any content, material, product or service available on a Travelzoo property that was not provided by or obtained from Advertiser (including, without limitation, any claim of

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Fax number for insertion orders (650) 943-2433

trademark or copyright infringement, defamation, breach of confidentiality, privacy violation, false or deceptive advertising or sales practices), or (b) Travelzoo’s breach of any duty, representation, or warranty under this agreement. All indemnities provided by Advertiser under this agreement are conditioned on the following: (a) Advertiser shall have sole control over the defense of any claim covered by the indemnity; (b) Travelzoo shall promptly report the existence of any claim or potential claim covered by the indemnity; (c) Travelzoo shall provide full and reasonable cooperation with Advertiser’s investigation and defense of such claim; and (d) Travelzoo shall not materially alter any advertising material supplied to it by Advertiser or on its behalf. All indemnities provided by Travelzoo under this agreement are conditioned on the following: (a) Travelzoo shall have sole control over the defense of any claim covered by the indemnity; (b) Advertiser shall promptly report the existence of any claim or potential claim covered by the indemnity; and (c) Advertiser shall provide full and reasonable cooperation with Travelzoo’s investigation and defense of such claim.

8.	Provision of Advertising Materials. Advertiser will provide all materials for the advertisement in accordance with Travelzoo’s policies in effect from time to time, including (without limitation) the manner of transmission to Travelzoo and the lead-time prior to publication of the advertisement. Ads cannot link to pages that include pop-up or pop-under windows. Travelzoo shall not be required to publish any advertisement that is not received in accordance with such policies and reserves the right to charge Advertiser, at the rate specified in the Insertion Order, for inventory held by Travelzoo pending receipt of acceptable materials from Advertiser which are past due. Advertiser hereby grants to Travelzoo a non-exclusive, worldwide, fully paid license to use, reproduce and display the advertisement (and the contents, trademarks and brand features contained therein) in accordance herewith.

9.	Right to Reject Advertisement. All contents of advertisements are subject to Travelzoo’s approval. Travelzoo reserves the right to reject or cancel any advertisement, insertion order, URL link, space reservation or position commitment, at any time, for any reason whatsoever (including belief by Travelzoo that placement of advertisement, URL link, etc., may subject Travelzoo to criminal or civil liability).

10.	Cancellations and Termination. Either party may terminate this Insertion Order on ninety (90) days prior written notice.—In the event that either party breaches the terms oft his agreement and fails to cure such breach within fifteen (15) days of receiving notice of such breach, the non-breaching party will have the right to terminate this agreement immediately without any further liability to the breaching party; provided however, that payments due prior to such termination shall remain payable in accordance with Section 1 hereof, except as otherwise provided in the Insertion Order, the Insertion Order is non-cancelable by Advertiser. All notices shall be in writing and shall be deemed delivered when delivered in person or mailed certified through the United States Postal Service, postage prepaid, or via FedEx addressed as follows: Travelzoo Inc., Attn: Contracts Department, 800 West El Camino Real, Suite 180, Mountain View, CA 94040; and Orbitz, LLC, Attention: Mike Stein, 200 S. Wacker Drive, Suite 1900, Chicago, IL 60606.

11.	Construction. No conditions other than those set forth in the Insertion Order or these General Terms shall be binding on Travelzoo unless expressly agreed to in writing by Travelzoo. In the event of any inconsistency between the Insertion Order and the General Terms, the General Terms shall control.

12.	Miscellaneous. These General Terms, together with the Insertion Order, (1) shall be governed by and construed in accordance with, the law of the State of New York, without giving effect to principles of conflicts of law; (2) may be amended only by a written agreement executed by an authorized representative of each party; and (3) constitute the complete and entire expression of the agreement between the parties, and shall supersede any and all other agreements, whether written or oral, between the parties. Neither party shall make any public announcement regarding the existence or content of the Insertion Order without the other party’s written approval. Both parties consent to the jurisdiction of the courts of the State of New York with respect to any legal proceeding arising in connection with the Insertion Order/General Terms. All notices shall be in writing and shall be deemed delivered when delivered in person or mailed certified through the United States Postal Service, postage prepaid, or via FedEx addressed as follows: Travelzoo Inc., Attn: Contracts Department, 800 West El Camino Real, Suite 180, Mountain View, CA 94040.

13.	Third Party Ad Serving. If Travelzoo has approved the use by Advertiser of a third party ad server (Third Party Ad Server) in connection with this Insertion Order, the following provisions shall also apply:
(1) The Advertiser shall post each advertisement to a staging area and shall notify Travelzoo of such posting at least four (4) business days prior to the date on which Third Party Ad Server is scheduled to serve such advertisement to a Travelzoo property. Such advertisement shall be reviewed by Travelzoo and must be approved in writing by Travelzoo before it can be served by Third Party Ad Server. In accordance with Section 9, Travelzoo reserves the right to reject any advertisement or any element thereof, for any reason at its sole discretion.
(2) The Advertiser shall post all scheduling changes, new target URLs, new HTML specifications, new graphics and all other new or revised advertisements (“Revisions”) to a staging area and shall notify Travelzoo of such postings at least four (4) days prior to the date Advertiser wishes such Revisions to take effect. Revisions shall not be implemented until approved by Travelzoo in writing, which

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approval shall be at Travelzoo’s sole discretion.
(3) If Advertiser discovers that Advertiser or Third Party Server has served, or caused to be served, an advertisement to a Travelzoo property in violation of this Agreement, Advertiser must immediately provide notice to Travelzoo of the violation (along with a written explanation) and remove the advertisement from its placement or rotation to the Travelzoo properties. Nothing in this Section shall limit any of Travelzoo’s rights or remedies in the event of such breach.
(4) In the event Travelzoo exercises its right to cancel an advertisement in accordance with Section 9 hereof, Travelzoo shall notify Advertiser in writing. The Advertiser must cause the advertisement to be removed from the Travelzoo properties and from its advertising rotation no later than four (4) hours after written notification by Travelzoo.

14.	Domestic Traffic. Travelzoo acknowledges that Advertiser may sell travel services to customers located in the United States of America only. Travelzoo will use commercially reasonable efforts to display advertisements on web pages directed at U.S. customers and will in no event display advertisements on web pages directed primarily at non-U.S. residents. Advertiser may, at its own expense and within a period of 90 days following the advertising in a certain month, conduct an audit of clicks delivered to Advertiser. In the event that such audit determines that during the audited period the number of click-throughs from users originating from outside the U.S. (as indicated by a non-U.S. domain or IPS, or other indicia showing non-U.S. origin) (the “Non-US Click-Throughs”) are 5% or more of the total number of click-throughs during the audited period (the “Total Click-Throughs”), then Travelzoo shall promptly refund to Advertiser any amounts paid by Advertiser associated with the number of Non-US Click-Throughs in excess of 5% of the Total Click-Throughs. By way of illustration, in the event that the number of Non-US Click-Throughs is 6.5% of the Total Click-Throughs, then the amount refunded by Travelzoo shall be the amounts paid by Advertiser associated with 1.5% of the Total Click-Throughs.

I hereby agree to the foregoing advertising program and the Terms and Conditions set forth above. All parties acknowledge that this Insertion Order and the Terms & Conditions above represent the entire agreement between Advertiser and Travelzoo. The undersigned confirms that he/she is authorized to execute this agreement on behalf of the Advertiser.

	For Advertiser:	For Travelzoo:

Authorized Signature:	/s/John Samuel	/s/Ralph Bartel

Date:	September 27, 2004	September 29, 2004

Name:	John Samuel	Ralph Bartel

Title:	EVP	CEO

Company:	Orbitz	Travelzoo Inc.

Travelzoo Inc. 590 Madison Avenue, 21st Floor, New York, NY 10022	Page of 3
Fax number for insertion orders (650) 943-2433